TEMPUR-PEDIC COMPLETES REPRICING OF SENIOR SECURED TERM B FACILITY

LEXINGTON, KY, May 16, 2013 – Tempur-Pedic International Inc. (NYSE: TPX), the world’s largest bedding provider, today announced that it completed the repricing and reduction of its existing $870.0 million senior secured term B facility. The repricing replaces the Company’s existing senior secured term B facility with a new senior secured term B facility (“term B facility”) with an outstanding principal balance of $867.8 million. Immediately following the repricing, the Company made a voluntary prepayment of $125.0 million, lowering the principal amount outstanding on the term B facility to $742.8 million. The voluntary prepayment was funded from a drawing made under the Company’s revolving credit facility and from cash on hand obtained from the release of funds previously escrowed to provide for the conversion and discharge of certain notes under the 8% Sealy Notes indenture which were not tendered. In addition, the repricing reduces the current interest rates on the term B facility by 150 basis points. The repricing was effected through an amendment to the Company’s existing credit agreement. The amendment reduces the applicable margin for LIBOR on the term B facility to 2.75% from 4.0% and reduces the LIBOR floor for the term B facility to 0.75% from 1.0%.

Dale Williams, Executive Vice President and Chief Financial Officer commented, “This repricing further improves the Company’s capital structure and is expected to reduce our annual cash interest costs by more than $10 million. We are committed to reducing our debt and this repricing will provide the Company with additional cash flow flexibility to do so.”

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur-Pedic International develops, manufactures and markets mattresses, foundations, pillows and other products.  The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, OptimumTM and Stearns & Foster®. World headquarters for Tempur-Pedic International is in Lexington, KY. The Company intends to change its corporate name to Tempur Sealy International, Inc. and is seeking stockholder approval for the proposed name change at its Annual Meeting of Stockholders in May 2013. For more information, visit http://www.tempurpedic.com or http://www.sealy.com, or call 800-805-3635.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," “proposed,” "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding cash interest costs. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s new capital structure and increased debt level; the ability to successfully integrate Sealy into Tempur-Pedic’s operations and realize cost and revenue synergies and other benefits from the transaction; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in interest rates; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s  operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax proceedings; changing commodity costs; the risk that the Company’s final  purchase price allocation relating to the Sealy acquisition could be significantly different from the Company’s initial estimated purchase price allocation; and the effect of future legislative or regulatory changes.

Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Investor Relations Contact:
Mark Rupe
Vice President
Tempur-Pedic International
800-805-3635
investor.relations@tempurpedic.com